CHRONIMED INC.

                                                                    EXHIBIT 21.1


SUBSIDIARIES

Home Direct Medical Services, Inc., incorporated in the state of Minnesota, doing business as Home Service Medical.

British American Medical, Inc., incorporated in the state of California.

Chronimed Holdings, Inc., incorporated in the State of Minnesota, doing business as StatScript Pharmacy.